UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:
November 23, 2011

INSIGNIA SYSTEMS, INC.

(Exact name of registrant as specified in its chapter)

Minnesota	1-13471	41-1656308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8799 Brooklyn Blvd., Minneapolis, Minnesota		55445
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c)

Item 8.01.   Other Events.

Insignia Systems, Inc. (the “Company”) has agreed to purchase shares from certain Executive Officers in privately negotiated transactions under the Company’s Share Repurchase Program.  The Executive Officers asked the Company to purchase these shares because of significant and complex Alternative Minimum Tax (“AMT”) issues resulting from their option exercises. The number of shares being purchased from Executive Officers is as follows:

Scott Drill, President and Chief Executive Officer: 200,000 shares

Scott Simcox, Senior Vice President, Marketing Services: 202,000 shares

Thomas Lucas, Senior Vice President, Operations: 130,000 shares

The shares are being purchased at $2.20 per share, which is the lower of (i) the closing price of the Company stock on November 23, 2011 or (ii) the average closing price for the Company stock for the previous five business days. The Company’s Board of Directors has reviewed and approved these share repurchases. The decision by the Officers to sell the shares was reached after consultation with a tax adviser. In approving the share repurchases, the Board of Directors determined it was in the best interest of all Insignia shareholders to have the Company repurchase the shares as opposed to having the Officers sell the shares on the open market.

Together with these purchases, the Company has now purchased approximately 3,514,000 shares totaling approximately $16,818,000. As previously announced, the Share Repurchase Plan authorizes the Company to purchase up to $20,000,000 of its common stock on or before January 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Systems, Inc.
(Registrant)

Dated: November 28, 2011	By	/s/ John C. Gonsior
John C. Gonsior, Vice President of Finance and Chief Financial Officer